Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA OF REMAINCO

Overview

The unaudited pro forma condensed consolidated financial statements presented below, which we refer to as the RemainCo Pro Forma Financial Statements, are presented to illustrate the estimated effects of (i) the separation and distribution of New Fox and the related net cash dividend from New Fox to 21CF and (ii) the sale of 21CF’s 39% interest in Sky plc, which we refer to as Sky, to Comcast Corporation, which we refer to as Comcast, for approximately £11.6 billion (approximately $15.3 billion), which we refer to as the Sale, which is described in more detail in note 1 to the RemainCo Pro Forma Financial Statements.

The RemainCo Pro Forma Financial Statements have been prepared in accordance with SEC Regulation S-X Article 11 and are not intended to be a complete presentation of 21CF’s financial position or results of operations had the transactions occurred as of and for the periods indicated. In addition, the RemainCo Pro Forma Financial Statements are provided for illustrative and informational purposes only, and are not necessarily indicative of 21CF’s future results of operations or financial condition had the transactions been completed on the dates assumed.

The RemainCo Pro Forma Financial Statements are derived by applying pro forma adjustments to the historical consolidated financial statements of 21CF.

The pro forma adjustments related to the transactions include:

•	presenting New Fox as discontinued operations in accordance with ASC 205, as defined in the Basis of Presentation in the accompanying notes, as a result of the separation and distribution;

•

in connection with the separation and distribution, a dividend in the amount of $8.5 billion to be paid to 21CF by New Fox net of the estimated payment in the amount of $2 billion to be paid from Disney to New Fox one business day after the distribution; and

•	estimated impact of the Sale.

The unaudited pro forma condensed consolidated statements of operations for the nine months ended March 31, 2018 and for the fiscal years ended June 30, 2017, June 30, 2016 and June 30, 2015 reflect 21CF’s results as if the separation and distribution had occurred on July 1, 2014 and the Sale had occurred on July 1, 2016 and does not assume any interest income on cash proceeds. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2018 gives effect to the transactions as if they had occurred on June 30, 2018.

Pro forma adjustments included in the RemainCo Pro Forma Financial Statements are limited to those that are (i) directly attributable to the transactions, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on RemainCo’s results.

The RemainCo Pro Forma Financial Statements are subject to the assumptions and adjustments described in the accompanying notes, which should be read together with the RemainCo Pro Forma Financial Statements. 21CF’s management believes that these assumptions and adjustments, based upon the information available at this time, are reasonable under the circumstances.

The unaudited pro forma condensed consolidated statements of operations do not reflect future events that may occur after the closing of the transactions, including, but not limited to, material non-recurring charges subsequent to the closing.

The RemainCo Pro Forma Financial Statements do not reflect any divestitures or any other actions that may be required by regulatory or governmental authorities in connection with obtaining regulatory approvals and clearances for the combination mergers. The effects of the foregoing items could, individually or in the aggregate, materially impact the RemainCo Pro Forma Financial Statements.

The RemainCo Pro Forma Financial Statements should be read in conjunction with the following information:

•	historical financial statements of 21CF and the related notes included in 21CF’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018 as filed with the SEC on August 13, 2018; and

•	historical financial statements of 21CF and the related notes included in 21CF’s Quarterly Reports on Form 10-Q for the period ended March 31, 2018 as filed with the SEC on May 10, 2018

Disney and 21CF have different fiscal year ends. Regulation S-X, Rule 11-02(c)(3) allows the combination of financial information for pro forma reporting purposes for companies if their fiscal years end within 93 days of each other. As such, 21CF’s historical results in the RemainCo Pro Forma Financial Statements are derived from 21CF’s unaudited consolidated statement of operations for the nine months ended March 31, 2018, audited consolidated statements of operations for the fiscal years ended June 30, 2017, June 30, 2016 and June 30, 2015 and audited consolidated balance sheet as of June 30, 2018.

REMAINCO

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED MARCH 31, 2018

(in millions, except per share data)

	21CF Historical3.a	New Fox3.b	Pro Forma Adjustments		Disposition of Sky		RemainCo
Revenues	$22,459	$(7,801)	$512	3.c	$—		$15,170
Operating expenses	(14,722)	5,096	(495)	3.c	(1)	3.f	(10,122)
Selling, general and administrative	(2,671)	675	—		—		(1,996)
Depreciation and amortization	(429)	126	—		—		(303)
Impairment and restructuring charges	(58)	11	—		—		(47)
Equity (losses) earnings of affiliates	(59)	1	—		(347)	3.g	(405)
Interest expense, net	(936)	20	—		—		(916)
Interest income	29	—	—		—		29
Other, net	(284)	74	(19)	3.d	—		(229)

Income (loss) from continuing operations before income tax benefit (expense)	3,329	(1,798)	(2)		(348)		1,181
Income tax benefit (expense)	457	(71)	1	3.e	(12)	3.g	375

Income (loss) from continuing operations	3,786	(1,869)	(1)		(360)		1,556
Less: (Net income) loss attributable to noncontrolling interests	(235)	32	—		—		(203)

Income (loss) from continuing operations attributable to 21CF stockholders	$3,551	$(1,837)	$(1)		$(360)		$1,353

EARNINGS PER SHARE DATA
Weighted average shares
Basic	1,852						1,852
Diluted	1,855						1,855

Income from continuing operations attributable to 21CF stockholders per share:
Basic	$1.92						$0.73
Diluted	$1.91						$0.73

See accompanying Notes to the Unaudited RemainCo Pro Forma Financial Statements.

REMAINCO

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED JUNE 30, 2017

(in millions, except per share data)

	21CF Historical3.a	New Fox3.b	Pro Forma Adjustments		Disposition of Sky		RemainCo
Revenues	$28,500	$(9,977)	$784	3.c	$—		$19,307
Operating expenses	(18,094)	6,135	(788)	3.c	7	3.f	(12,740)
Selling, general and administrative	(3,298)	854	—		—		(2,444)
Depreciation and amortization	(553)	165	—		—		(388)
Impairment and restructuring charges	(315)	165	—		—		(150)
Equity losses of affiliates	(41)	(1)	—		(338)	3.g	(380)
Interest expense, net	(1,219)	24	—		—		(1,195)
Interest income	36	(2)	—		—		34
Other, net	(327)	128	(54)	3.d	—		(253)

Income (loss) from continuing operations before income tax (expense) benefit	4,689	(2,509)	(58)		(331)		1,791
Income tax (expense) benefit	(1,419)	877	20	3.e	56	3.g	(466)

Income (loss) from continuing operations	3,270	(1,632)	(38)		(275)		1,325
Less: (Net income) loss attributable to noncontrolling interests	(274)	37	—		—		(237)

Income (loss) from continuing operations attributable to 21CF stockholders	$2,996	$(1,595)	$(38)		$(275)		$1,088

EARNINGS PER SHARE DATA
Weighted average shares
Basic	1,854						1,854
Diluted	1,856						1,856

Income from continuing operations attributable to 21CF stockholders per share:
Basic	$1.62						$0.59
Diluted	$1.61						$0.59

See accompanying Notes to the Unaudited RemainCo Pro Forma Financial Statements.

REMAINCO

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED JUNE 30, 2016

(in millions, except per share data)

	21CF Historical3.a	New Fox3.b	Pro Forma Adjustments		RemainCo
Revenues	$27,326	$(8,948)	$733	3.c	$19,111
Operating expenses	(17,419)	5,577	(733)	3.c	(12,575)
Selling, general and administrative	(3,385)	936	—		(2,449)
Depreciation and amortization	(530)	167	—		(363)
Impairment and restructuring charges	(323)	55	—		(268)
Equity losses of affiliates	(34)	(1)	—		(35)
Interest expense, net	(1,184)	18	—		(1,166)
Interest income	38	(5)	—		33
Other, net	(335)	105	(14)	3.d	(244)

Income (loss) from continuing operations before income tax (expense) benefit	4,154	(2,096)	(14)		2,044
Income tax (expense) benefit	(1,130)	777	6	3.e	(347)

Income (loss) from continuing operations	3,024	(1,319)	(8)		1,697
Less: (Net income) loss attributable to noncontrolling interests	(261)	35	—		(226)

Income (loss) from continuing operations attributable to 21CF stockholders	$2,763	$(1,284)	$(8)		$1,471

EARNINGS PER SHARE DATA
Weighted average shares
Basic	1,943				1,943
Diluted	1,945				1,945

Income from continuing operations attributable to 21CF stockholders per share:
Basic and Diluted	$1.42				$0.76

See accompanying Notes to the Unaudited RemainCo Pro Forma Financial Statements.

REMAINCO

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED JUNE 30, 2015

(in millions, except per share data)

	21CF Historical3.a	New Fox3.b	Pro Forma Adjustments		RemainCo
Revenues	$28,987	$(8,227)	$696	3.c	$21,456
Operating expenses	(18,561)	5,290	(705)	3.c	(13,976)
Selling, general and administrative	(3,784)	897	—		(2,887)
Depreciation and amortization	(736)	160	—		(576)
Impairment and restructuring charges	(502)	38	—		(464)
Equity earnings (losses) of affiliates	904	(2)	—		902
Interest expense, net	(1,198)	9	—		(1,189)
Interest income	39	—	—		39
Other, net	4,698	133	(33)	3.d	4,798

Income (loss) from continuing operations before income tax (expense) benefit	9,847	(1,702)	(42)		8,103
Income tax (expense) benefit	(1,243)	624	15	3.e	(604)

Income (loss) from continuing operations	8,604	(1,078)	(27)		7,499
Less: (Net income) loss attributable to noncontrolling interests	(231)	32	—		(199)

Income (loss) from continuing operations attributable to 21CF stockholders	$8,373	$(1,046)	$(27)		$7,300

EARNINGS PER SHARE DATA
Weighted average shares
Basic	2,127				2,127
Diluted	2,130				2,130

Income from continuing operations attributable to 21CF stockholders per share:
Basic	$3.94				$3.43
Diluted	$3.93				$3.43

See accompanying Notes to the Unaudited RemainCo Pro Forma Financial Statements.

REMAINCO

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2018

(in millions)

	21CF Historical3.a	New Fox3.b	Pro Forma Adjustments		Disposition of Sky		RemainCo
ASSETS
Current assets
Cash and cash equivalents	$7,622	$(2,500)	$6,500	3.i	$15,346	3.h	$26,968
Receivables, net	7,120	(1,833)	69	3.c	—		5,356
Inventories, net	3,669	(1,180)	195	3.c	—		2,684
Other	922	(67)	—		—		855

Total current assets	19,333	(5,580)	6,764		15,346		35,863

Non-current assets
Receivables, net	724	(5)	—		—		719
Investments	4,112	(275)	—		(3,259)	3.f, 3.g	578
Inventories, net	7,518	(121)	2	3.c	—		7,399
Property, plant and equipment, net	1,956	(1,169)	—		—		787
Intangible assets, net	6,101	(2,866)	—		—		3,235
Goodwill	12,768	(5,174)	—		—		7,594
Other non-current assets	1,319	(358)	—		—		961

Total assets	$53,831	$(15,548)	$6,766		$12,087		$57,136

LIABILITIES AND EQUITY
Current liabilities
Borrowings	$1,054	$—	$—		$—		$1,054
Accounts payable, accrued expenses and other current liabilities	7,190	(1,206)	6,764	3.c, 3.i	182	3.j	12,930

Total current liabilities	8,244	(1,206)	6,764		182		13,984

Non-current liabilities
Borrowings	18,469	—	—		—		18,469
Other liabilities	3,664	(674)	—		—		2,990
Deferred income taxes	1,892	(1,060)	—		26	3.j	858
Redeemable noncontrolling interests	764	(275)	—		—		489
Commitments and contingencies
Total equity	20,798	(12,333)	2	3.c, 3.i	11,879	3.j	20,346

Total liabilities and equity	$53,831	$(15,548)	$6,766		$12,087		$57,136

See accompanying Notes to the Unaudited RemainCo Pro Forma Financial Statements.

Notes to the Unaudited RemainCo Pro Forma Financial Statements

1.	Description of the Transactions

Disney Transaction / Separation and Distribution of New Fox

Pursuant to the terms of the combination merger agreement, following the distribution, a subsidiary of Disney will be merged with and into 21CF, and 21CF will continue as the surviving corporation in the 21CF merger and a wholly owned subsidiary of New Disney. Prior to the completion of the 21CF merger, 21CF and New Fox will enter into the separation agreement, pursuant to which 21CF will, among other things, engage in the separation (subject to satisfaction of the same closing conditions as the mergers), whereby it will transfer to New Fox a portfolio of 21CF’s news, sports and broadcast businesses, including the Fox News Channel, Fox Business Network, Fox Broadcasting Company, Fox Sports, Fox Television Stations Group, and sports cable networks FS1, FS2, Fox Deportes and Big Ten Network, and certain other assets and liabilities associated with such businesses. 21CF will retain all assets and liabilities not transferred to New Fox, including the Twentieth Century Fox film and television studios and certain cable and international television businesses. Following the separation and prior to the completion of the 21CF merger, 21CF will distribute all of the issued and outstanding common stock of New Fox to 21CF stockholders (other than holders that are subsidiaries of 21CF) on a pro rata basis. Prior to the distribution, New Fox will pay to 21CF a dividend in the amount of $8.5 billion. New Fox will incur indebtedness sufficient to fund the dividend, which indebtedness will be reduced after the 21CF merger by the amount of the cash payment from Disney. As the separation and distribution will be taxable to 21CF at the corporate level, the dividend is intended to fund the taxes resulting from the separation and distribution and certain other transactions contemplated by the combination merger agreement, which we refer to as the transaction tax.

Upon completion of the transaction, each issued and outstanding share of 21CF common stock (other than (i) shares held in treasury by 21CF that are not held on behalf of third parties, (ii) the hook stock shares and (iii) shares held by 21CF stockholders who have not voted in favor of the 21CF merger and perfected and not withdrawn a demand for appraisal rights pursuant to the DGCL) will be exchanged for, at the election of the holder thereof and subject to automatic proration and adjustment (as described below), the 21CF cash consideration or the 21CF stock consideration. Holders of 21CF common stock who make no election may receive the 21CF cash consideration, the 21CF stock consideration or a combination of the two in exchange for their shares. The consideration to be paid to holders of shares of 21CF common stock in the 21CF merger is subject, pursuant to the terms of the combination merger agreement, to automatic proration and adjustment, as applicable, to ensure that the total amount of cash paid by New Disney in the 21CF merger is equal to the maximum cash amount. The 21CF merger consideration may be subject to an adjustment based on the final estimate of certain tax liabilities arising from the separation and the distribution and other transactions contemplated by the combination merger agreement. The 21CF merger consideration was set based on an estimate of $8.5 billion for the transaction tax, and will be adjusted immediately prior to the consummation of the transactions if the final estimate of the transaction tax at closing is more than $8.5 billion or less than $6.5 billion. Such adjustment could increase or decrease the per share value of the 21CF merger consideration, depending upon whether the final estimate is lower or higher, respectively, than $6.5 billion or $8.5 billion. Additionally, if the final estimate of the tax liabilities is lower than $8.5 billion, Disney will make a cash payment to New Fox reflecting the difference between such amount and $8.5 billion, up to a maximum cash payment of $2 billion.

Sky Disposal

On September 22, 2018, 21CF made a revised cash offer for the fully diluted share capital of Sky that the Company and its affiliates do not already own at a price of £15.67 for each Sky share, following the conclusion of the auction process conducted by the UK Panel on Takeovers and Mergers. On the same day, Comcast announced a revised cash offer by Comcast for the entire issued and to be issued share capital of Sky at a price of £17.28 for each Sky share, which was recommended by the Sky Independent Committee. On September 26, 2018, 21CF announced that it intended to lapse its offer on October 6, 2018 and that it intends to either accept the Comcast Offer or to sell its Sky shares to Comcast. On October 3, 2018, 21CF entered into an agreement to sell its shares to Comcast at a price of £17.28 for each Sky share. As a result, the Company expects, upon completion of this transaction, to receive cash consideration of approximately £11.6 billion (approximately $15.3 billion) for its 39% interest in Sky.

2.	Basis of Presentation

The separation and distribution will qualify as discontinued operations for 21CF, and New Fox is therefore presented in the New Fox column in accordance with the discontinued operations guidance in Accounting Standards Codification, which we refer to as ASC, 205, “Financial Statement Presentation.” In accordance with applicable SEC guidance, the unaudited pro forma condensed consolidated statements of operations for the nine months ended March 31, 2018 and for the fiscal years ended June 30, 2017, June 30, 2016 and June 30, 2015 reflect the separation and distribution as discontinued operations. Upon completion of the separation and distribution, holders of 21CF class A common stock and class B common stock will receive, on a pro rata basis, all of the issued and outstanding common stock of New Fox. The unaudited pro forma condensed consolidated statements of operations for the nine months ended March 31, 2018 and for the fiscal year ended June 30, 2017 reflect 21CF’s results as if the Sale had occurred on July 1, 2016 and does not assume any interest income on cash proceeds. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2018 gives effect to the transactions as if they had occurred on June 30, 2018.

3.	Pro Forma Adjustments

3.a

Reflects 21CF’s historical financial position as of June 30, 2018 and operating results for the nine months ended March 31, 2018 and the fiscal years ended June 30, 2017, June 30, 2016 and June 30, 2015, respectively.

In February 2018, 21CF determined that, upon vesting, the outstanding PSU awards for the fiscal 2016-2018 performance period granted to all participants in the PSU award program will be paid out based on the target number of PSUs awarded in accordance with the original vesting schedule, which constituted a modification of such awards.

In February 2018, 21CF made the Retention RSU grants to certain senior executives. The Retention RSU grants will vest 50% shortly prior to the 21CF effective time and 50% on the 15-month anniversary of the 21CF effective time. In February 2018, 21CF also established a cash-based retention program for certain employees who did not receive a Retention RSU grant. Amounts under the cash-based retention program will be paid 50% at the 21CF effective time and 50% on the 10-month anniversary of the 21CF effective time. Vesting of the Retention RSU grants and payments under the cash-based retention program are subject to the employee’s continued employment through the applicable vesting or payment date or certain covered terminations of employment prior to such date. In the event the combination merger agreement is terminated, the Retention RSU grants will vest and payments under the cash-based retention program will be made on the later of December 13, 2019 and the date of such termination. Compensation expense related to the Retention RSU grants and cash-based retention program of approximately $325 million is to be recognized in 21CF’s historical financial statements over approximately two years.

The PSU modification and grant of equity awards and the cash-based retention program resulted in additional compensation expenses of approximately $85 million for the nine months ended March 31, 2018, of which approximately $60 million was included in selling, general and administrative expenses and the remaining amount was included in Other, net in 21CF’s unaudited historical consolidated statements of operations.

3.b

Represents adjustments to record the separation and distribution of New Fox, as presented on an ASC 205 basis. The financial information presented in accordance with ASC 205 excludes attributions, allocations and other carve-out adjustments. Because the financial information presented under ASC

205 excludes attributions, allocations and other carve-out adjustments, 21CF management believes that the financial information presented under ASC 205 may not be representative of future results that New Fox will report as an independent public company. For instance, 21CF management estimates that corporate costs for New Fox could range between $275 million and $350 million on an annual basis. This range is based on subjective estimates and assumptions.

New Fox’s combined total assets as of June 30, 2018 included $2.5 billion in cash and cash equivalents, which reflects $600 million, which was contributed by 21CF in accordance with the combination merger agreement, plus all net cash generated beginning January 1, 2018 by New Fox’s business and assets. In accordance with the separation agreement, at the time of the separation and distribution, New Fox will be entitled to such cash amounts reduced by (i) applicable operational taxes, (ii) 30% of all cash dividends by 21CF declared from December 13, 2017 through the distribution, (iii) 30% of all unallocated shared overhead and corporate costs from December 13, 2017 through the distribution and (iv) an allocated amount of shared overhead corporate costs consistent with 21CF’s historical approach to such allocation. The obligations described in clauses (i) – (iv) are not reflected in the $2.5 billion in cash and cash equivalents as June 30, 2018. The amounts for these contractual obligations will likely be material in the aggregate. This process of determining the net cash generation by New Fox’s business and the contractual reductions will continue through the consummation of the separation and distribution in accordance with the separation agreement.

3.c	Represents adjustments to record the effect of historical ongoing transactions between New Fox and 21CF which were historically eliminated in consolidation as intercompany transactions.

3.d

In connection with the separation of 21CF from News Corporation in June 2013, 21CF agreed to indemnify News Corporation, on an after-tax basis, for payments made after the separation arising out of civil claims and investigations relating to phone hacking, illegal data access and inappropriate payments to public officials that occurred at subsidiaries of News Corporation, as well as legal and professional fees and expenses paid in connection with the related criminal matters, other than fees, expenses and costs relating to employees who are not (i) directors, officers or certain designated employees or (ii) with respect to civil matters, co-defendants with News Corporation (the “U.K. Newspaper Matters Indemnity”). In accordance with the combination merger agreement, certain costs and liabilities related to the U.K. Newspaper Matters Indemnity will be allocated to New Fox. The liability related to the U.K. Newspaper Matters Indemnity of approximately $50 million as of June 30, 2018 is included in the accounts payable, accrued expenses and other current liabilities line in the New Fox column presented on an ASC 205 basis. In 21CF’s historical financial statements, the associated expense / income was included in (loss) income from discontinued operations, net of tax financial statement line and is included in the Other, net financial statement line in the New Fox column as New Fox would not present this as discontinued operations on a go forward basis. The pro forma adjustment eliminates the effect of the above reclassification on the RemainCo Pro Forma Financial Statements.

3.e

In determining the tax rate to apply to 21CF’s pro forma adjustments, 21CF used a combined federal and state applicable tax rate of 30% for the nine months ended March 31, 2018, which reflects the decrease in the federal statutory rate from the federal income tax legislation enacted in December 2017, and 37% for all other periods.

3.f	Represents the adjustment to reverse the elimination of intra-entity profits and losses on transactions between 21CF and Sky.

3.g

Represents the impact to equity losses of affiliates and investments as a result of the Sale. Historically 21CF accounted for its investment in Sky under the equity method of accounting, which had a carrying value of $3,306 million. As a result of the Sale, the historical equity earnings and the investment balance were eliminated. 21CF has also removed from income tax expense the net deferred tax amounts, including an adjustment for the new federal statutory rate, due to the difference between the equity earnings recorded from Sky and the dividends received from Sky during the period.

3.h	Represents the estimated cash proceeds to be received at closing of the Sale converted from Pounds Sterling to U.S. dollars using the spot exchange rate of £1.00 to $1.32 as of June 30, 2018.

3.i

Represents an adjustment to record a net dividend of $6.5 billion to be paid to 21CF by New Fox and a corresponding current taxes payable of $6.5 billion for the transaction tax arising from the separation and distribution. Although the transaction tax is directly related to the separation and distribution, 21CF has not included a pro forma adjustment related to the transaction tax in the unaudited pro forma condensed consolidated statement of operations as this event is considered non-recurring in nature.

In accordance with the combination merger agreement, the dividend to be paid by New Fox to 21CF with the intent of funding 21CF’s transaction tax is $8.5 billion. The 21CF merger consideration was set based on an estimate of $8.5 billion for the transaction tax, and will be adjusted immediately prior to the consummation of the transactions if the final estimate of the transaction tax at closing is more than $8.5 billion or less than $6.5 billion. Such adjustment could increase or decrease the per share value of the 21CF merger consideration, depending upon whether the final estimate is lower or higher, respectively, than $6.5 billion or $8.5 billion. Additionally, if the final estimate of the tax liabilities is lower than $8.5 billion, Disney will make a cash payment to New Fox reflecting the difference between such amount and $8.5 billion, up to a maximum cash payment of $2 billion.

The final estimate of the transaction tax, the cash payment from Disney to New Fox, if any, and the per share value of the 21CF merger consideration at closing are subject to a number of uncertainties, including that such estimate will be based on the volume weighted average trading price of New Fox stock on the date of the distribution and other factors that cannot be known at this time and, as a result, a specific estimate of the transaction tax is not factually supportable at this time.

Following the execution of the original combination merger agreement, the United States enacted new tax legislation on December 22, 2017 that, among other things, reduced the maximum corporate income tax rate from 35% to 21%. Holding all other things equal, this change in tax rates will result in a significantly lower spin tax, and by extension a lower transaction tax than the one estimated when the exchange ratio under the original combination merger agreement was set. For purposes of the RemainCo Pro Forma Financial Statements, a transaction tax payable of $6.5 billion is assumed as it is the lowest level of transaction tax that would not result in a change to the per share value of the 21CF merger consideration. If the actual transaction taxes are higher or lower than $6.5 billion, RemainCo’s accounts payable, accrued expenses and other current liabilities would increase or decrease, respectively, by the amount of such difference. If the final estimate of transaction taxes is higher than $6.5 billion but lower than $8.5 billion, the net amount of the dividend from New Fox to RemainCo would be increased by such difference as well.

3.j

Represents the adjustments to total equity to reflect the estimated gain on the Sale, including estimated income tax effects. The estimated gain has not been reflected in the pro forma consolidated statement of operations as it is considered to be nonrecurring in nature.